Exhibit 5.1

Our ref	JVZ/821544-000003/33344183v2

Trident Digital Tech Holdings Ltd

Suntec Tower 3,

8 Temasek Boulevard Road, #24-03

Singapore, 038988

3 October 2025

Dear Sirs

Trident Digital Tech Holdings Ltd

We have acted as Cayman Islands legal advisers to Trident Digital Tech Holdings Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on 3 October 2025 under the U.S. Securities Act of 1933, as amended to date, and the base prospectus included therein relating to the resale by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 266,900,714 class B ordinary shares, par value US$0.00001 per share (the “Shares”) in the form of American depositary shares (the “ADSs”) of the Company and the Conversion Shares (as defined in the Registration Statement), by certain shareholders (collectively, the “Selling Shareholders” and each, a “Selling Shareholder”), consisting of: (i) 104,000,000 Shares issued to the Tongxin Shareholders (as defined in the Registration Statement), (ii) 14,295,000 Class B ordinary shares issued to Streeterville (as defined in the Registration Statement) and the Conversion Shares to be issued to Streeterville, and (iii) 148,605,714 Class B ordinary shares issued to the PIPE Purchasers (as defined in the Registration Statement).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 12 June 2023.

1.2	The amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 29 September 2023 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing its Shares (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 7 August 2025, 15 August 2025 and 8 September 2025 (the “Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 30 September 2025 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws u poof the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000.00 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 1,000,000,000 are designated as Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 3,000,000,000 are designated as Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The sale of the Shares by the Selling Shareholders as contemplated in the Registration Statement have been duly authorised by or on behalf of the Company. The Shares are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles of Association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Trident Digital Tech Holdings Ltd

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai

Hong Kong

2 October 2025

Trident Digital Tech Holdings Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company, is US$50,000.00 divided into 5,000,000,000 shares of a par value of US$0.00001 each, comprising (i) 1,000,000,000 are designated as Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 3,000,000,000 are designated as Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each.

4	All of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

5	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or entering into and performing its obligations under the Transaction Documents.

6	The Company has the authorised and issued share capital as set out in the Registration Statement and all of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

7	The directors of the Company at the date of Resolutions and at the date of this certificate were and are as follows:

LIM Soon Huat

Chwee Koh Chua

Noi Keng Koh

How Teck Lim

Poh Kiong Tan

8	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

9	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Cat (As Revised).

10	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ LIM Soon Huat
Name:	LIM Soon Huat
Title:	Director

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